SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 4, 2005
GOVERNMENT PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-31962	20-0611663

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13625 California Street, Suite 310, Omaha, Nebraska	68154

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (402) 391-0010

None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Acquisition of Assets
     On September 29, 2005, Government Properties Trust, Inc. (GPT) completed its previously announced acquisition of the Dallas Social Security Administrative (SSA) building at 10600 North Central Expressway, Dallas, Texas for approximately $9.5 million. The purchase price was determined through arms-length negotiations between GPT and M.L. Harris VI, Inc. and M.L. Harris Family Partnership, L.L.C., both unrelated parties with an address at 10900 Hefner Pointe Drive, Oklahoma City, Oklahoma. GPT funded the purchase price with cash on hand and a mortgage loan from a financial institution in the amount of $6.25 million. The mortgage loan bears interest at a fixed rate of 5.09% with equal principal and interest payments starting November 2005. The mortgage will be amortized on a 30 year schedule, and matures with a balloon payment due in October 2015.
     The Dallas SSA property was completed in September 2005 and is fully leased by the Social Security Administration under a modified gross lease that expires in August 2020, with a 10-year firm term. The building consists of approximately 27,200 square feet of prime office space situated on 2.9 acres of land.
Item 9.01. Financial Statements and Exhibits
     (a) Financial statements of business acquired.
     The Dallas SSA property began operations in September 2005 and therefore financial statements required pursuant to Rule 3-14 of Regulation S-X are not applicable.
     (b) Pro forma financial information
     The Dallas SSA property began operations in September 2005 and therefore pro forma financial information pursuant to Article 11 of Regulation S-X is not applicable.
     (c) Exhibits
     None

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOVERNMENT PROPERTIES TRUST, INC.
Date: October 4, 2005	By:	/s/ Nancy D. Olson
Nancy D. Olson
Chief Financial Officer and Treasurer